EXHIBIT 10.3

Schedule of Non-Employee Directors’ Annual Compensation

Effective July 1, 2023

Annual compensation for Board service
Role	Cash	Equity
Non-employee directors	$100,000	$245,000
Board Chair	$187,500	$332,500

Additional cash compensation for committee service
Committee	Chair	Non-chair
Audit	$40,000	$20,000
Human Resources and Compensation	$30,000	$15,000
Nominating and Corporate Governance	$25,000	$12,500
Risk	$40,000	$20,000

Cash compensation is paid in advance in January for the first half of the year and in arrears in December for the second half of the year. The annual retainer and any committee retainer fees are prorated for partial year Board or committee service. Under the Mastercard Incorporated Deferral Plan, directors are eligible to defer all or part of their cash compensation into a non-qualified deferred compensation arrangement. Directors who elect to defer cash compensation receive earnings on their deferrals based on investment elections. None of the investment options provides returns considered to be above-market or preferential. The equity compensation described above applies to the equity grants made to non-employee directors on June 27, 2023 in connection with the 2023 annual meeting of stockholders.

Annual equity grants are awarded upon a director's election on the date of the annual meeting of stockholders, are immediately vested with a four-year transfer restriction and are in the form of restricted stock or deferred stock units. Each director selects the form of his or her award during an annual election process. Directors elected to the board outside of the annual meeting of stockholders are granted a prorated equity award.